EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

Axion Power International, Inc.

3601 Clover Lane

New Castle, PA 16195

We hereby consent to the incorporation by reference of our report dated March 22, 2013, in this Registration Statement on Form S-1 Amendment No. 1 relating to the consolidated balance sheets of Axion Power International, Inc., as of December 31, 2012 and 2011, and the related consolidated statements of operations and comprehensive loss, stockholders' equity (deficit), and cash flows for the years then ended. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern. We also consent to the reference to us under the caption “Experts” in such Registration Statement.

/s/ EFP Rotenberg, LLP

EFP Rotenberg, LLP
Rochester, New York
October 30, 2013